EXHIBIT 10.a

                                            Approved by the HR Committee 12/1/98
                      Changes noted by strike-through or italic approved 1/25/99

                   MANAGEMENT VARIABLE COMPENSATION (MVC) PLAN
                                   FISCAL `99

1.          PURPOSE OF PLAN

            To focus efforts on achievement of near term financial objectives which are critical to the success of the Company; to reward accomplishment at a level above competition when performance is above that of comparable companies; to more closely couple total compensation (salary plus variable) to the financial results of the enterprise.

            The Plan's payout is primarily related to achievement of annual Corporate and Sector/Group/Division/Niche profit, resource utilization, and growth objectives.

2.          PLAN CONSTRUCTION

            The attached chart provides an overview of the plan (See attachment
            A). Details follow regarding each of the components of the plan.

3.          ELIGIBILITY AND PARTICIPATION

            o     Corporate officers
            o     Unit vice presidents
            o     Market and functional unit managers
            o Managers, technical supervisors and key marketing or technical employees who meet certain minimum responsibilities for profitability, financial/human resource acquisition and allocation, balance sheet control, and/or market/technical direction - positions defined as beginning at SAM 15 and TE 5, or equivalent and above.

            o This plan does not apply to the employees of the Aeromet Corporation.

            An employee must be in such a position by the December Board of Directors meeting in order to be eligible for the fiscal year plan beginning the preceding 1 October, unless otherwise authorized by the CEO.

            An officer may recommend that an employee, who is otherwise eligible, not participate but such a recommendation must be authorized by the CEO.

            Participants are eligible for payout in proportion to the percentage of the fiscal year the participant is responsible for the qualifying position, unless otherwise authorized by the CEO.

            Employees who transfer to a different officer's unit during the year are paid according to the proportion of the year spent under each plan.


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            Employees who work less than full time during a year (e.g., due to a personal leave, but not due to illness) would earn a proportionately reduced payout.

            Unless authorized by the CEO, no payout will be made to employees who work less than 1,000 hours in the fiscal year.

            The participant must be on MTS' payroll at the end of the fiscal year to qualify for a payout. Employees resigning or terminated before the end, regardless of cause, are not eligible unless otherwise authorized by the CEO

            No employment contract is implied by participation in this Plan.

4.          ESTABLISHMENT OF OBJECTIVES

            a. The Board of Directors sets the 1999 Corporate Earnings per Share (EPS), Corporate Return on Average Net Assets (ROANA), and the corporate revenue growth objectives at their December meeting.

            b. ROANA and revenue objectives for Sector, Group and Division heads will be approved by the Human Resource Committee of the Board of Directors at the December meeting. All other objectives must be finalized by December 15.

                        ROANA, revenue, and other objectives for participants below the direct reports to the CEO require one over one approval levels to:

                        o   Integrate objectives into Company operating plan
                        o   Guard against conflicting objectives
                        o   Help to assure consistency in degree of difficulty

                        The CEO has the final approval over all participants other than himself.

5.          CRITERIA FOR OBJECTIVES

5.a         CORPORATE LONG RANGE PLANNING

            The Corporate Profit and Growth Objectives are set by the Board based on the current 3- year Long Range Plan (LRP) for the period FY1999 through 2001. Growth rates are set against 1998 actual results as the baseline. These are:

                        EPS:          20% compounded annual growth
                        ROANA:        21% average across the three years of the
                                      plan
                        REVENUE:      15% compounded annual growth

            For annual MVC purposes, EPS and revenue objectives are adjusted annually as recommended by the CEO and approved by the Board of Directors. All objectives include all transactions, acquisitions, write-offs, sales of assets, etc. unless specifically excluded by the Board in writing.



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5.b         CORPORATE '99 MVC

            FUNDAMENTAL PHILOSOPHY IS THAT ACHIEVING THE FY99 PLAN WILL RESULT IN 100% MVC PAYOUT.

            For FY99 this translates to MVC corporate level objectives of:

                        EPS:                                $1.25
                        ROANA:                              20%
                        REVENUE:                            $371M

5.c         MVC IMPLEMENTATION

            EPS (RULES):
                        EPS                              PAYOUT
                        ---                              ------
                         $1.15                             0%
                         $1.25                           100%
                         $1.30                           200%

                 ROANA (GUIDELINES):
                     ROANA                               PAYOUT
                     -----                               ------
                       0.8X BASE                           0%
                      BASE = PLAN                        100%
                       1.2X BASE                         200%
                       1.4X BASE                         300%

            GROWTH (GUIDELINES):
                        REVENUE
                  % INCREASE OVER
                     FY98 ACTUALS                        PAYOUT
                     ------------                        ------
                          8%                               0%
                     BASE = PLAN                         100%
                         15%                             200%

5.d         UNIT

            Unit financial goals (ROANA & Revenue) are expressed as Sector/Group/Division/Niche goals. Such goals are set as part of an integrated plan for the overall corporation.

            Approved Unit levels for FY 99 are:

            Type
            ----
            CORP        Corporate
            SECTOR      SPS
            GROUP       Vehicles Dynamics

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            DIV         AESD
            DIV         Automation
            DIV         MTD
            DIV         Sensors
            NICHE       NVH
            NICHE       Entertainment
            Additional NICHES       as approved by CEO

            Other "Non-Financial" objectives are locally established, must be stated in measurable terms and must not be activities (i.e. number of sales calls or technical society presentations).

6.          COMPETITIVE PAYOUT POTENTIAL

            The competitive payout potential, expressed as a % of the midpoint of the salary is shown below:

                    POSITION                                           COMPETITIVE PAYOUT POTENTIAL %
                    --------                                           ------------------------------

            CEO                            E5                                                     70%
            Exec VP, MT&S                  E4                                                     50%
            Vice President                 E3                           25-50, depending on revenue level (profit potential)
            Vice President                 E2                           25-50, depending on revenue level (profit potential)
            Vice President (Unit)          E1                           15-45, depending on revenue level (profit potential)
            Mkt Div P&L Mgrs               SAM 17-21                    15-35, depending on revenue level (profit potential)
            All Other Mgmt                 SAM 18-21                    10-25, depending on profit impact
                                           SAM 15-17                    6-20, depending on profit impact
                                           T/E 5/5S - 9/9S              6-15, depending on profit impact


7.          OVERRANGING/MAXIMUM POTENTIAL PAYOUT

            The objectives are set at challenging but realistic levels that are used in the overall process of planning and resource allocation. This is not meant to be a limit to our aspirations, and performance above of those objectives should be rewarded as it is to the benefit of all stakeholders in the enterprise.
            Payout above the competitive payout potential is termed overranging.


            Two MVC mixes are possible for participants based on position and salary level.

                        FOR THE MTS EXECUTIVE MANAGEMENT TEAM
                        Corporate Earnings per share (EPS) at 30% with 200% overranging.
                        Corporate, Sector, Group, Division ROANA at 50% with 300% overranging.
                        Revenue growth at 20% with 200% overranging.

                        Base payout potential:  30 + 50 + 20 = 100
                        Max payout potential: (30x2) + (50x3) + (20x2) = 250

                        FOR ALL OTHER POSITIONS

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                        Corporate earnings per share (EPS) at 20% with 200%
                        overranging.
                        Corporate, Sector, Group, Division, or Niche(as applicable) ROANA at 50% with 300% overranging. Revenue growth at 20% with 200% overranging.
                        Other objectives at 10% with no overranging.

                        Base payout potential: 20 + 50 + 20 + 10 = 100
                        Max payout potential: (20x2) + (50x3) + (20x2) + (10x1)
                        = 240

8.          RELATIONSHIP TO OTHER COMPENSATION PLANS

8.a         "NON MANAGEMENT" VARIABLE COMPENSATION PLAN (VC)

            Certain units may have a variable compensation plan for employees who are not eligible for the MVC, sales commissions, or other variable compensation plans. Payout in these VC Plans is linked directly to payout on the unit's MVC profit objectives. These non-management plans are subject to the approval of the unit vice president, corporate Human Resources manager and CEO.

            The following is an outline summary to which these VC plans must adhere. They are included in this MVC Plan for reference only.


8.a(1) VC Competitive payout potential is 3% of the midpoint of the salary range in which the employee is placed at the beginning of the fiscal year.

8.a(2) VC payout will normally be based on the combination of the results of the Corporation's earnings per share (EPS) and employee's unit vice president's (in some cases the unit manager's) ROANA objective(s) for the year. If the unit's vice president (manager)has more than one such objective, the payout will be based on the weighted average of the officer's objectives.

8.a(3) The entire 3% VC payout potential is eligible for overranging for participating employees.

8.a(4) Eligibility and participation rules for VC will be the same as those for MVC, where appropriate.


8.b         RETIREMENT PLAN

            The calculations for the Management Variable Compensation Plan (and
            VC) are made after deductions for retirement plans.

            Payout to a U.S. based participant in the Management Variable Compensation Plan (and VC) is included in the calculation of the Company's contribution to that employee's retirement plan.

9.          PAYOUT
            Payouts under this Plan along with VC are considered costs for the calculation of actual performance against objectives.


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            Payouts are audited by the manager of internal audit and approved by the CFO. PAYOUTS FOR THE EXECUTIVE MANAGEMENT TEAM MUST BE APPROVED BY THE CEO.

            Payout will be made in cash within 90 days of the end of the fiscal year, expected to be on or before December 31, 1999.
















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                             MTS SYSTEMS CORPORATION
                         1999 LONG RANGE INCENTIVE PLAN


SECTION 1.  General Purpose of Plan; Definitions.

The name of this plan is the MTS Systems Corporation 1999 Long Range Incentive Plan (the "Plan"), adopted by the Board of Directors of MTS Systems Corporation (the "Board") as of December 1, 1999 (the "Effective Date"). The purpose of the Plan is to provide the Company's key employees, upon whom the responsibilities of the successful administration and management of the Company rest, with a means to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and their desire to remain in its employ.

A further purpose of the Plan is to provide such key employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company by granting them Performance Options as authorized in the MTS Systems Corporation 1997 Stock Option Plan (the "Stock Option Plan").

For purposes of the Plan, the following terms shall be defined as set forth below.

            a. "Award" means a grant of Performance Options to a Participant pursuant to Section 5. A "Full Award" means an Award granted as of the Effective Date. A "Partial Award" means an Award granted after the Effective Date. Each Participant shall receive one or more Long Range Incentive Plan Agreements which describe the amount and date of the Participant's grant.

            b. "Cause" means a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, willful misconduct, dishonesty or intentional violation of a statute, rule or regulation, any of which, in the judgment of the Company, is harmful to the business or reputation of the Company.

            c. "Committee" means the committee referred to in Section 2 which is appointed by the Board to administer the Plan. The Committee shall be the same Committee described in the Stock Option Plan and shall consist of at least two Directors of the Board, all of whom shall be outside, non-employee Directors who shall serve at the pleasure of the Board. If, at any time, no Committee shall be in office, then the functions of the Committee shall be exercised by the Board.

            d. "Company" means MTS Systems Corporation, a Minnesota corporation, including its subsidiaries and any successor corporation.

            e. "Disability" means permanent and total disability as defined in Internal Revenue Code Section 22(e)(3).



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            f.    "Fair Market Value" of Stock on any given date shall be
                  determined by the Committee as follows: (i) if the Stock is listed for trading on one or more national securities exchanges or is traded on the Nasdaq Stock Market, the last reported sales price on the principal such exchange or the Nasdaq Stock Market on the date in question, or if such Stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange or the Nasdaq Stock Market on the first day prior thereto on which such Stock was so traded; or (ii) if the Stock is not listed for trading on a national securities exchange or the Nasdaq Stock Market but is traded in the over-the-counter market, including the Nasdaq Small Cap Market, the closing bid price for such Stock on the date in question, or if there is no such bid price for such Stock on such date, the closing bid price on the first day prior thereto on which such price existed; or (iii) if neither (i) nor (ii) is applicable, by any means determined to be fair and reasonable by the Committee, which determination shall be final and binding on all parties.

            g. "Incentive Stock Option", "Option" or "Stock Option" means a Performance Option granted to a Participant pursuant to
                  Section 5 which qualifies as an incentive stock option under
                  Section 422 of the Internal Revenue Code (the "Code"). If, for any reason, a Performance Option ceases to qualify as an Incentive Stock Option under Code Section 422, it shall thereafter be treated as a nonqualified stock option.

            h. "Option Price" means the Fair Market Value of a share of Stock on the Valuation Date.

            i. "Participant" means an employee of the Company who as of the Effective Date or at any time between the Effective Date and the Termination Date is selected to participate in the Plan pursuant to Section 5.

            j. "Performance Goals" means goals established by the Committee as of the Effective Date to be achieved by the Company by the Termination Date. The Committee has the discretion to modify Performance Goals during the Term to reflect significant unforeseen events.

            k. "Performance Option" means an Award granted to a Participant pursuant to Section 5 of the Plan, as authorized in the Stock Option Plan. Any forfeited, canceled or terminated Performance Options may be awarded by the Committee, in its sole discretion, to new Participants as Partial Awards or they may be distributable under the terms of the Stock Option Plan.

            l. "Retirement" means a Participant's retirement from active employment with the Company on or after age 65 or prior to age 65 with the written approval of the Committee for purposes of the Participant's rights under this Plan.

            m.    "Stock" means Common Stock of the Company.


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            n.    "Target Management Variable Compensation" means, without
                  overranging, a bonus equal to a percentage of the midpoint of the Participant's salary range as established in the 1999 Management Variable Compensation Plan, contingent upon achievement of certain performance goals, for each of the three Company fiscal years during the Term (1999, 2000 and 2001).

            o. "Term" of the Plan means the three-year period between the Effective Date and the Termination Date.

            p.    "Termination Date" means the last day of the Term.

            q. "TMVC Credit" means an amount equal to thirty percent of a Participant's Target Management Variable Compensation, if any, without overranging, for each fiscal year during the Term or that portion of the Term from the date of the Participant's Award to the Termination Date. TMVC Credit shall be withheld from the Participant's Management Variable Compensation Award for each said fiscal year and used exclusively as a credit towards the Option Price for vested Performance Option Stock purchased by the Participant. Any TMVC Credit not used for this purpose shall be forfeited. TMVC Credit shall not be payable in cash or in any other form if the Participant's Performance Options do not vest or, if vested, if they are canceled, terminated or forfeited by the Company or not exercised by the Participant.
                  TMVC Credit shall not accumulate interest.

            r. "Valuation Date", for purposes of a Performance Option Award, means the date of the Award or, if the Award date is not a trading day, the first trading day thereafter. "Valuation Date", for purposes of Performance Option exercise, means the date on which the Participant provides the Company with written notice of exercise of his vested Options or, if said date is not a trading day, the first trading day thereafter.

SECTION  2.  Administration.

            a. Administration by Committee. The Committee shall administer the Plan. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed acts of the Committee.

            Subject to the provisions of the Plan, the Committee shall have exclusive power to

                        i.    select the employees to participate in the Plan,

                        ii. determine the Awards to be made to each employee selected,

                        iii. determine the time or times when Awards will be made,

                        iv. determine Performance Goals to which the payment of Company Cash Match of TMVC Credit may be subject, and

                        v.    prescribe the form or forms evidencing Awards.


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            b.    Committee to Make Rules and Interpret Plan. The Committee
                  shall have the authority, subject to the provisions of the Plan and the Stock Option Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee or its designee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

            c. Committee Members Ineligible. No Participant shall be a member of the Committee.

SECTION 3.  Performance Option Awards Subject to the Plan.

The Committee may, from time to time, grant Awards to one or more employees determined by it to be eligible for participation in the Plan, in accordance with the provisions of Section 5, provided however that:

            a. The aggregated number of shares of Stock made subject to Awards may not exceed the number of shares permitted under the Stock Option Plan.

            b. Stock delivered to a Participant by the Company following exercise of his vested Performance Options shall be authorized and unissued Stock.

SECTION  4.  Eligibility.

Officers and key employees of the Company (including officers and key employees who are members of the Board but not the Committee) who are, in the opinion of the Committee, principally responsible for the growth, development and financial success of the Company, shall be granted Awards under the Plan.
Participation in the Plan for said designated employees shall be mandatory.

SECTION 5.  Performance Options.

            a. Grant of Performance Shares. The Committee may grant Performance Options to Participants during the Term. In connection with any such Award, TMVC Credit, if any, without overranging, shall be withheld from the Participant's Management Variable Compensation Award for each said fiscal year during the Term and accounted for separately as a credit towards the Option Price for vested Performance Option Stock purchased by the Participant.

                  An Award of Performance Options as of the Effective Date (a Full Award) shall consist of Incentive Stock Options equal to five times the Participant's regular annual Incentive Stock Option grant under the Stock Option Plan, as determined by the Committee. Any Award hereunder shall (i) be in lieu of any other regular annual stock option grant to which the Participant would otherwise be entitled during the Term and
                  (ii) not affect the Participant's rights under the terms of any other stock option awarded to him prior to his Performance Option Award.


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                  An Award to any subsequent Participant after the Effective
                  Date shall be a Partial Award calculated according to the following formula: the Full Award shall be multiplied by a fraction with a denominator of 36 and a numerator equal to the number of full months remaining in the Term, as defined in subparagraph 1.o.i. The Committee, in its discretion, may modify the number of Performance Options in any Award or the Partial Award formula to the extent it deems such modification to be in the best interests of the Company.

            b. Value of Performance Options. All Performance Options will be granted at an Option Price equal to the Stock's Fair Market Value as of the date of the Award.

            c. Term of Performance Options. The Option term shall be seven years from the Effective Date for Full Awards or seven years from date of Award grant for Partial Awards.

            d. Vesting of Performance Options. Performance Options for any Participant shall become 100% vested as of the earlier of the following dates:

                        i. the three-year anniversary of the Effective Date, or

                        ii. the date on which the Company experiences a change in control, as defined in any change in control agreement between the Company and the Participant, or a merger or sale of assets, as provided in Subsection 5(c) of the Stock Option Plan.

                  A Participant whose employment terminates due to death, Retirement or Disability prior to vesting of his Performance Options shall become partially vested effective as of the earlier of the dates described in i. or ii. above. The unvested Performance Options of such a Participant shall be forfeited. The percentage of such a Participant's vesting shall be 100% multiplied by a fraction the denominator of which is 36 and the numerator of which is the number of the Participant's fully completed months of service between the Effective Date, or the date of the Participant's Award for a Partial Award, and his termination date.

                  If a Participant's employment is terminated by the Participant or the Company prior to vesting of his Performance Options (other than due to death, Retirement or Disability), his Performance Options shall be forfeited. All vesting rights, as described in this Subsection 5.d., are subject to the terms and conditions of the Plan and the Stock Option Plan.

            e. Exercise of Performance Options. A Participant may exercise his Performance Options upon vesting. In the event of a change in control, a Participant shall have additional exercise rights, as provided in subparagraph 5(c) of the Stock Option Plan.

                  Any vested Performance Options which qualify as Incentive Stock Options must be exercised within 90 days following a Participant's termination of employment, or in the event of a Participant's Disability, within one year of such event, or, in the event of a Participant's death, within three years of such event or, in all cases, if sooner, by the expiration date of the term of the Option, as described in Subsection 5.c.

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                  With respect to vested Performance Options which do not
                  qualify as Incentive Stock Options, in the event of death or Disability, a Participant (or his beneficiary or legal representative) may exercise said Options until the three year anniversary of said event or expiration of the term of the Option, whichever occurs first. In the event of Retirement, a Participant may exercise his Options until the expiration of the Option term, as described in subsection 5.c. If a Participant's employment is terminated for Cause, the Participant's vested unexercised Performance Options shall immediately terminate. If a Participant's employment terminates for any other reason after his nonqualified Performance Options have vested, he may exercise said Options within 90 days after such termination or the term of the Option, whichever is shorter.

                  Any Performance Option may be exercisable in full or for different time periods as specified by the Committee pursuant to the authority vested in it in Stock Option Plan Subsection 5(c), subject to the conditions set forth in Section 5 of the Stock Option Plan.

            f. Company Cash Match of TMVC Credit. The Company will pay cash bonuses to Participants, based on the value of their TMVC Credit, if Performance Goals are met, as described and subject to the conditions set forth in this Subsection.

                        i. If the Company's Compounded Earnings ("CE") for the Term are between 10% and 13% and its Compounded Revenue ("CR") for the Term is between 8% and 10%, the Company will match Participants' TMVC Credit at a proportional rate of between 1% and 100%, as set forth in Exhibit A. There will be no match unless both CE and CR achieve their minimum 10% and 8% thresholds. If either CE or CR exceeds its 13% or 10% maximum under this subparagraph, the proportional match shall be determined pursuant to Exhibit A.

                        ii. If CE for the Term is between 13% and 20% and CR for the Term is between 10% and 15%, the Company will match Participants' TMVC Credit at a proportional rate of between 100% and 200%, as set forth in Exhibit A. In no event will the Company's match exceed 200% of Participants' TMVC Credit.

                        iii. The amount of Company match, if any, shall be determined by the 90th day following the end of the Term. Once determined, Company match amounts shall be distributable to Participants in cash.

                        iv. The Company match for a partially vested Participant whose employment is severed due to Retirement, death or Disability prior to the Termination Date shall equal the fraction determined in Subsection 5.d. multiplied by the amount of the cash bonus match which the Participant would have received if he had been 100% vested. If a Participant's employment is severed by the Participant or the Company prior to the Termination Date (other than due to death, Retirement or Disability), or if the Participant resigns, is discharged for Cause or competes with the Company after the Termination Date but prior to the date of distribution of the cash bonus match, the Participant shall not be entitled to the cash bonus match described in this subsection5.f.


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            g.    Payment for Performance Option Stock. The Participant's TMVC
                  Credit shall be divided by the number of his Performance Options so that each Performance Option shall be credited with an equal portion of TMVC Credit. When the Participant exercises all or a portion of his Performance Options, each such Option shall be credited with its proportional share of TMVC Credit. The TMVC Credit assigned to unexercised Performance Options shall be forfeited. The Participant shall pay the difference between his TMVC Credit and the Option Price for each share of Stock which he purchases pursuant to his Performance Options.

            h. Right of Repurchase and Forfeiture. The Company may repurchase a Participant's Performance Option Stock and require forfeiture of his unexercised vested Performance Options if the Participant

                        i. at any time during or within two years following termination of employment with the Company, directly or indirectly competes with, or is employed by or performs services in any capacity for, a competitor of the Company, or

                        ii.   is discharged for Cause.

                  Consistent with subsection 8(d) of the Stock Option Plan, the repurchase price shall equal the then Fair Market Value of the Stock for Participants whose Stock is subject to repurchase pursuant to subsection 5.h.i. and, for Participants covered under subsection 5.h.ii., the repurchase price shall equal the Stock Option Price.

SECTION 6.  General Provisions.

            a. Government and Other Regulations. The Company's obligation to make payment of Awards in Stock or otherwise is subject to all applicable laws, rules, regulations and required governmental agency approvals. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the "Act"), any of the Stock issued, delivered or paid in settlement under the Plan. If said Stock may be exempt from registration under the Act, the Company may restrict the transfer of such Stock as it deems advisable to ensure the availability of any such exemption.

            b. Claim to Awards and Employment Rights. No Participant or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

            c. Unsecured Creditor. The rights of a Participant or any beneficiary under the Plan shall be those of an unsecured creditor.

            d. Claims Procedures for Participants or Their Representatives. Any claims for benefits under the Plan shall be submitted to a Plan administrator appointed by the Committee. If a claim is denied, the administrator shall provide written notice of the denial within 90 days after submission of the claim which shall include (i) the specific reasons for the denial, (ii) specific references to the Plan provisions on which the denial is based, (iii) any other information necessary for the claimant to perfect the claim and an explanation of why such material is necessary, and (iv) an explanation of the Plan's appeal procedures. The 90-day claims review period may be extended by the

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                  administrator if such extension is necessary, in the sole
                  discretion of the administrator, to properly review the claim. The appeal procedures are as follows: (A) a claimant may file a notice of appeal of the denial of a claim with the administrator within 90 days following his receipt of the notice of denial, providing a written explanation as to why he believes the denial to be inappropriate, with specific reasons and references to Plan provisions; (B) the appeal will be reviewed and a decision rendered as soon as possible but not later than 90 days after receipt of the appeal notice, unless an extension of time of up to 60 days is deemed appropriate by the administrator to properly review the appeal; and (C) the written decision on the appeal shall be provided to the claimant, with specific references to the Plan provisions on which the denial is based. If the decision is not furnished within the time specified above, the claim shall be deemed to be denied on appeal.

            e. Beneficiaries. Any payment of an Award due under the Plan to a deceased Participant shall be paid to the beneficiary designated by the Participant on the Beneficiary Designation Form attached as Exhibit B, which shall be filed with the Committee. A Participant may change his designated beneficiary at any time by completing a new Beneficiary Designation Form and providing it to the Committee. The most recent Beneficiary Designation Form shall be effective and all earlier Beneficiary Designation Forms shall be automatically void. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant's legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

            f. Nonassignability. No Award under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment or any other legal process and any attempt to subject an Award to any of the foregoing shall be void.

            g. Repeal; Amendment. The Plan and any and all provisions of the Plan may be repealed or amended by the affirmative vote of a majority of the Board of Directors. No repeal or amendment of the Plan shall operate to annul or modify any vested Award under the Plan.

            h. Construction. A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

            i. Governing Law. The Plan shall be construed, administered and enforced according to the laws of Minnesota and the United States, as appropriate.

            j. Tax Withholding. The Company shall have the right to deduct from all Awards paid in cash taxes required by law and, in the case of Stock, the Participant or other person receiving such Stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Stock.

            k. Authority. The Plan is adopted by the Board as of the Effective Date pursuant to the MTS Systems Corporation 1997 Stock Option Plan, as amended. Any issue relating to Stock or Stock Options not specifically addressed herein shall be governed by the terms of the Stock Option Plan.

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